CONSOLIDATED BALANCE SHEETS

						December 31,      January 2,
(Dollars in Thousands)                              2000            2000
						------------     ----------
ASSETS

Current Assets:

Cash and Cash Equivalents                        $  10,100       $   9,955

Accounts Receivable, Less Allowance for
  Doubtful Accounts of $1,804 and $794              35,067          33,601

Accounts Receivable, Joint Ventures                 11,198             283

Inventories:

       Raw Materials                                12,702          10,566

       In-Process and Finished                      19,145          13,688

       Less LIFO Reserve                            (1,424)           (935)
						 ----------      ----------
		 Total Inventories                  30,423          23,319

       Current Deferred Income Taxes                 5,000           4,728

       Other Current Assets                          1,061             661
						 ----------      ----------
		 Total Current Assets               92,849          72,547
						 ----------      ----------
Property, Plant and Equipment, Net of
  Accumulated Depreciation of
    $78,319 and $75,069                              94,199         84,652

Investments in Unconsolidated
	Joint Ventures                               11,577          5,294

Penison Assets                                        6,407          4,223

Goodwill and Other Intangible Assets                 14,068         14,510

Other Assets                                          2,414          2,180
						 -----------     ----------
		  Total Assets                    $ 221,514       $ 183,406
						 ===========     ==========

						 December 31,     January 2,
(Dollars in Thousands)                              2000             2000
						 -----------      ----------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:

Accounts Payable                                  $  12,418       $  14,855

Accrued Employee Benefits
     and Compensation                                12,830          10,782

Accrued Income Taxes Payable                          5,554           4,341

Taxes, Other than Federal
     and Foreign Income                               1,643             518

Other Accrued Liabilities                             6,300           6,245
						  ----------       ---------
	     Total Current Liabilities               38,745          36,741
						  ----------       ---------
 Long-Term Debt                                       9,116           9,740

Noncurrent Deferred Income Taxes                      8,626           6,362

Noncurrent Pension Liability                          9,676           4,215

Noncurrent Retiree Health Care and Life
     Insurance Benefits                               5,990           5,966

Other Long-Term Liabilities                           3,548           3,965

Shareholders' Equity:
  Capital Stock, $1 Par Value (Notes A & I):
    Authorized Shares 50,000,000; Issued
      Shares 15,485,570 and 15,047,552               15,486          15,048

  Additional Paid-In Capital                         32,262          27,383

100:    Treasury Stock
    (382,900 shares for both years)(Note A)        (13,436)         (13,436)

Accumulated Other Comprehensive
	   Income (Loss),
	Net of Tax (Note I)                         (2,203)             438

  Retained Earnings                                113,704           86,984
						 ----------        ---------
    Total Shareholders' Equity                     145,813          116,417
						 ----------        ---------
    Total Liabilities and Shareholders'
	    Equity                               $ 221,514         $ 183,406
						 =========         =========

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Per Share Amounts)

					  2000          1999          1998
				       (52 weeks)    (52 weeks)    (53 weeks)
				       ----------    ----------    ----------
Net Sales                               $ 248,215     $ 247,839     $ 216,574

       Cost of Sales                      165,710       175,964       158,509
       Selling and Administrative
	    Expenses                       40,529        36,735        28,073
       Research and Development
	    Expenses                       12,493        10,791        10,352
				       ----------      --------      --------
Total Costs and Expenses                  218,732       223,490       196,934
				       ----------      --------      --------
Operating Income                           29,483        24,349        19,640

       Other Income less
	  Other Charges                     7,838         1,626         (981)
      Interest Income (Expense), Net          313          (98)           467
				       ----------     ---------      --------
Income Before Income Taxes                 37,634        25,877        19,126

      Income Taxes                         10,914         7,246         5,355
				       ----------     ---------      --------
Net Income                              $  26,720     $  18,631      $ 13,771
				       ==========     =========      ========
Net Income Per Share (Notes A & I):
      Basic                             $    1.79     $    1.24      $    .91
				       ----------     ---------      --------
      Diluted                           $    1.69     $    1.19      $    .87
				       ----------     ---------      --------
Shares Used in Computing (Notes A & I):

      Basic                            14,896,227    15,055,034    15,202,470
				       ----------    ----------    ----------
      Diluted                          15,848,736    15,642,844    15,799,826
				       ----------    ----------    ----------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


(Dollars in
Thousands,                                         Accumulated
 Except             Capital                        Other Com-
 Capital            Stock      Additional          prehensive         Share-
 Stock              (Number    Paid-In   Retained  Income   Treasury  holders'
 Amounts)           of Shares) Capital   Earnings  (Loss)   Stock     Equity
		    ----------------------------------------------------------
Balance at
  December 28,
    1997            15,087,398  $ 23,554  $ 54,582  $  1,155  $  --   $ 94,378
		    ----------------------------------------------------------
Comprehensive
 Income:
  Net Income for
     1998                                   13,771                      13,771
  Other
     Comprehensive
       Income                                            193               193
								   -----------
  Total
   Comprehensive
    Income                                                              13,964

Stock Options
 Exercised             180,334       794                                   974
Stock Issued
 to Directors           21,932       341                                   363
Shares Reacquired
 and Cancelled        (28,732)     (576)                                 (604)
Tax Benefit on
 Stock Options
  Exercised                        1,579                                 1,579
Treasury Stock
 Acquisitions
  (12,800 Shares)                                             (423)      (423)
Stock Split
 Impact on
  Treasury Stock      (12,800)       13
		    ----------------------------------------------------------
Balance at
 January 3,
  1999              15,248,132  $ 25,705  $ 68,353  $ 1,348 $ (423)   $110,231
		    ----------------------------------------------------------
Comprehensive
 Income:
  Net Income
   for 1999                                 18,631                      18,631
  Other
   Comprehensive
    Income(Loss)                                      (910)              (910)
								      --------
Total
 Comprehensive
  Income                                                                17,721

Stock Options
 Exercised             171,778       781                                   953
Stock Issued
 to Directors           15,468       283                                   299
Shares Reacquired
 and Cancelled        (17,726)     (206)                                 (224)
Tax Benefit on
 Stock Options
  Exercised                          450                                   450
Treasury Stock
 Acquisitions
  (370,100 Shares)                                         (13,013)   (13,013)
Stock Split
 Impact on
   Treasury Stock    (370,100)       370
		    ----------------------------------------------------------
Balance at
 January 2,
  2000              15,047,552  $ 27,383  $ 86,984 $  438 $ (13,436)  $116,417
		    ----------------------------------------------------------
Comprehensive
 Income:
  Net Income
   for 2000                                 26,720                      26,720
  Other
   Comprehensive
    Income(Loss)                                    (2,641)            (2,641)
								       -------
Total
 Comprehensive
  Income                                                                24,079

Stock Options
 Exercised              513,511    3,120                                 3,633
Stock Issued
 to Directors            12,993    1,000                                 1,013
Shares Reacquired
 and Cancelled         (88,486)  (2,848)                               (2,936)
Tax Benefit on
 Stock Options
  Exercised                        3,607                                 3,607
		    ----------------------------------------------------------
Balance at
 December 31,
  2000              15,485,570 $ 32,262 $113,704  $(2,203) $ (13,436) $145,813

		    ==========================================================

The dollar amount of the capital stock ($1 par value) is equal to the indicated number of shares.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)
CASH FLOWS PROVIDED BY (USED IN)
  OPERATING ACTIVITIES:               2000             1999             1998
				   (52weeks)       (52 weeks)       (53 weeks)
				   -------------------------------------------
----------
Net Income                          $    26,720    $    18,631     $    13,771
Adjustments to Reconcile
 Net Income
  to Cash Provided by Operating
   Activities:
      Depreciation and Amortization      12,507         10,375           8,439
      (Benefit) Expense for Deferred
	 Income Taxes                     3,299           (577)          2,009
      Equity in Undistributed Income of
	 Unconsolidated Joint
	  Ventures, Net                  (5,945)        (1,897)           (414)
      Loss on Disposition of Assets         546            304             249
      Noncurrent Pension and Postretirement
	 Benefits                         1,215            441             (58)
      Other, Net                            376            247            (161)
      Changes in Operating Assets and
	 Liabilities Excluding Effects of
	 Acquisition and Disposition
	 of Assets:
	    Accounts Receivable         (11,946)           264          (3,984)
	    Inventories                  (7,465)        (1,261)           (912)
	    Prepaid Expenses               (436)          (233)            124
	    Accounts Payable and
	      Accrued Expenses            4,843          6,203          (1,196)
				     ------------------------------------------
		   Net Cash Provided by
		     Operating
		       Activities        23,714         32,497          17,867


CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
----------
Capital Expenditures                    (22,744)       (13,621)        (28,965)
Acquisition of Businesses                  (252)        (4,302)         (1,500)
Proceeds from Sale of Property,
  Plant and Equipment                        83            118             100
Proceeds from Sale of Marketable
 Securities                                  --            256           2,508
Investment in Unconsolidated Joint Ventures
  and Affiliates                         (1,592)           737             333
				     ------------------------------------------
		   Net Cash Used in
		     Investing
		      Activities        (24,505)       (16,812)        (27,524)


CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
----------
(Repayments) Proceeds from Short- and
  Long-Term Borrowings                      296            (16)            736
Repayments of Debt Principal                 --         (3,369)           (603)
Acquisition of Treasury Stock                --        (13,013)           (423)
Proceeds from Sale of
 Capital Stock - Net                        697            729             370
				     ------------------------------------------
Net Cash Provided by (Used in)
  Financing Activities                      993        (15,669)             80

Effect of Exchange Rate
 Changes on Cash                            (57)           346             379
				     ------------------------------------------

Net Increase (Decrease) in Cash and
  Cash Equivalents                          145            362          (9,198)
Cash and Cash Equivalents at Beginning
  of Year                                 9,955          9,593          18,791
				     ------------------------------------------
Cash and Cash Equivalents
 at End of Year                      $   10,100    $     9,955     $     9,593
				     ==========================================
----------
The accompanying notes are an integral part of the consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------

NOTE A-ACCOUNTING POLICIES
----------

ORGANIZATION:
----------
Rogers Corporation manufactures specialty materials, which are sold to targeted markets around the world. These specialty materials are grouped into three distinct business segments (see Note K). High Performance Foams include urethane foams and silicone materials. These foams are sold principally to manufacturers in the communications, computer, imaging, transportation, and consumer markets. Printed Circuit Materials include circuit board laminates for high-frequency printed circuits, flexible circuit board laminates for flexible interconnections, and industrial laminates for shielding of radio and electromagnetic interference. Printed Circuit Materials are sold principally to printed circuit board manufacturers and equipment manufacturers for applications in the computer, communications, and consumer markets. Polymer Materials and Components are composed of elastomer components, moldable composite materials, nitrophyl floats, nonwoven materials, and bus bars for power distribution. Polymer Materials and Components are sold principally to the imaging, transportation, consumer and communications markets.

PRINCIPLES OF CONSOLIDATION:
----------
The consolidated financial statements include the accounts of Rogers Corporation and its wholly-owned subsidiaries (the Company), after elimination of significant intercompany accounts and transactions.

CASH EQUIVALENTS:
----------
Cash equivalents include commercial paper and U.S. federal agency securities with a maturity of three months or less at the time of purchase. These investments are stated at cost, which approximates market value.

INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES:
----------
The Company accounts for its investments in and advances to unconsolidated joint ventures, all of which are 50% owned, using the equity method.

RELATED PARTY TRANSACTIONS:
----------
Sales to unconsolidated joint ventures are made on terms similar to those prevailing with unrelated customers. However, payment terms for amounts owed by the joint ventures may be extended.

FOREIGN CURRENCY TRANSLATION:
----------
All balance sheet accounts of foreign subsidiaries are translated at rates of exchange in effect at each year-end, and income statement items are translated at the average exchange rates for the year. Resulting translation adjustments are made directly to a separate component of shareholders' equity. Currency transaction adjustments are reported as income or expense.

NOTE A-ACCOUNTING POLICIES--CONTINUED
----------
INVENTORIES:
----------
Inventories are valued at the lower of cost or market. Certain inventories, amounting to $11,095,000 at December 31, 2000, and $8,395,000 at
January 2, 2000, or 36% of total Company inventories for both periods, are valued at the lower of cost, determined by the last-in, first-out
(LIFO) method, or market. The cost of the remaining portion of the inventories was determined principally on the basis of standard costs, which approximate actual first-in, first-out (FIFO) costs.

PROPERTY, PLANT AND EQUIPMENT:
----------
Property, plant and equipment is stated on the basis of cost, including capitalized interest. For financial reporting purposes, provisions for depreciation are calculated on a straight-line basis over the following estimated useful lives of the assets:

				      Years

	Buildings                    20 -- 45
	Building improvements        10 -- 25
	Machinery and equipment       5 -- 15
	Office equipment              3 -- 10

INTANGIBLE ASSETS:
----------
Goodwill, representing the excess of the cost over the net tangible and identifiable assets of acquired businesses, is stated at cost. Goodwill is being amortized on a straight-line method over periods ranging from 10-40 years. Amortization charges to operations amounted to $851,000 in 2000 and $625,000 in 1999. When events and circumstances so indicate, all long-term assets are assessed for recoverability based upon cash flow forecasts. Based on its most recent analysis, the Company believes that no material impairment of goodwill exists at December 31, 2000.

Purchased patents and licensed technology are capitalized and amortized on a straight-line basis over their estimated useful lives, generally from 2 to 17 years.

PENSIONS AND OTHER POSTRETIREMENT BENEFIT PLANS:
----------
The Company adopted Statement of Financial Accounting Standards
(FAS No. 132), "Employers' Disclosures about Pensions and Other
Postretirement Benefits," in 1998. The provisions of FAS No. 132 revise employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of these plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable.


NOTE A-ACCOUNTING POLICIES--CONTINUED
----------

INCOME TAXES:
----------
The Company recognizes income taxes under the liability method. No provision is made for U.S. income taxes on the undistributed earnings of consolidated foreign subsidiaries because such earnings are substantially reinvested in those companies for an indefinite period. Provision for the tax consequences of distributions, if any, from consolidated foreign subsidiaries is recorded in the year the distribution is declared.


REVENUE RECOGNITION:
----------
Revenue is recognized when goods are shipped.

NET INCOME PER SHARE:
----------
The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in Thousands, Except Per Share Amounts)
					2000            1999             1998
				  --------------------------------------------
Numerator:
   Net income                     $    26,720     $    18,631       $   13,771

Denominator:
   Denominator for basic earnings
     per share weighted-average
       shares                      14,896,227      15,055,034       15,202,470

   Effect of stock options            952,509         587,810          597,356
				  --------------------------------------------


   Denominator for diluted
     earnings per share - adjusted
       weighted-average shares and
	 assumed conversions       15,848,736      15,642,844       15,799,826
				  ============================================

Basic earnings per share          $      1.79      $     1.24       $      .91
				  ============================================
Diluted earnings per share        $      1.69      $     1.19       $      .87
				  ============================================

STOCK SPLIT:
------------
To help widen the distribution and enhance the marketability of the Company's capital stock, the Board of Directors effected a two-for-one stock split in the form of a 100% stock dividend on May 12, 2000. Treasury Stock was not doubled. All references in the financial statements to the number of shares and per share amounts have been restated to reflect the increased number of capital shares outstanding.

USE OF ESTIMATES:
----------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE A-ACCOUNTING POLICIES--CONTINUED
----------
TREASURY STOCK:
----------
From time to time the Company's Board of Directors authorizes the repurchase, at management's discretion, of shares of the Company's capital stock. The most recent authorization was approved on August 17, 2000 and provided for the repurchase of up to an aggregate of $2.0 million in market value of such stock. Currently, Treasury Stock totals 382,900 shares and is shown at cost on the balance sheet as a reduction of Shareholders' Equity.



NOTE B-ACQUISITIONS
----------

Proforma information has not been provided for the following acquisitions because the results would not be material.

CYTEC ACQUISITION
-----------------
Effective January 19, 1999, the Company acquired certain assets of the engineered molding compounds business of Cytec Industries, Inc. for approximately $4.3 million. These assets included machinery and equipment, intellectual property rights, accounts receivable and customer lists. This acquisition was accounted for as a purchase and, accordingly, results are included in the Company's consolidated financial statements since the date of acquisition.

IMATION SLEEVES BUSINESS ACQUISITION:
----------
Effective September 30, 1998, the Company acquired a line of printing pressroom products from Imation Corp., formerly a business of 3M Corporation, for $2.25 million. The acquisition included a line of dampening and ductor sleeves used in lithographic printing, along with related manufacturing assets and intellectual property rights. This acquisition was accounted for as a purchase and, accordingly, results are included in the Company's consolidated financial statements since the date of acquisition.


NOTE C-PROPERTY, PLANT AND EQUIPMENT
----------
					 December 31,           January 2,
(Dollars in Thousands)                      2000                   2000
					 ----------             ----------
Land                                     $   5,709              $   1,580
Buildings and improvements                  58,118                 52,298
Machinery and equipment                     89,711                 85,829
Office equipment                            15,442                 11,169
Installations in process                     3,538                  8,845
					 ----------             ----------
					   172,518                159,721
Accumulated depreciation                   (78,319)               (75,069)
					 ----------             ----------
					 $  94,199              $  84,652
					 ==========             ==========

Depreciation expense was $11,656,000 in 2000, $9,750,000 in 1999, and
$7,986,000 in 1998. Interest costs incurred during the years 2000, 1999, and 1998 were $1,080,000, $1,423,000, and $1,358,000, respectively, of which
$457,000 in 2000, $506,000 in 1999, and $894,000 in 1998 were capitalized as part of the cost of plant and equipment additions.


NOTE D-SUMMARIZED FINANCIAL INFORMATION OF UNCONSOLIDATED JOINT VENTURES AND RELATED PARTY TRANSACTIONS
----------

The Company has four joint ventures, each 50% owned, which are accounted for by the equity method. Equity income of $5,945,000, $1,897,000 and $414,000 for 2000, 1999 and 1998, respectively, is included in other income less other charges on the consolidated statements of income. Each of the joint ventures is described below:

								     Fiscal
       Joint Venture       Location      Business Segment           Year-End

Durel Corporation             U.S.       Polymer Materials
					   and Components          December 31

Rogers Inoac Corporation      Japan      High Performance Foams
					   /Polymer Materials
					      and Components        October 31
Polyimide Laminate
  Systems, LLC                U.S.       Printed Circuit
					   Materials               December 31

Rogers Chang Chun
  Technology Co. Ltd.         Taiwan     Printed Circuit
					   Materials               December 31

The summarized financial information for these joint ventures is included in the following tables. Note that there is a difference between the Company's investment in unconsolidated joint ventures and its one-half interest in the underlying shareholders' equity of the joint ventures due primarily to three factors. First, the Company's major initial contribution to two joint ventures was technology that was valued differently by the joint ventures than it was on the Company's books. Secondly, one of the joint ventures had a negative retained earnings balance. Lastly, the translation of foreign currency at current rates differs from that at historical rates. Correspondingly, there is a difference between the Company's recorded income from unconsolidated joint ventures and a 50% share of the income of those joint ventures.


			    December 31,      January 2,
(Dollars in Thousands)         2000              2000
			    -----------       ----------
Current Assets              $  48,808         $  27,296
Noncurrent Assets              26,312            13,628
Current Liabilities            32,403            12,392
Noncurrent Liabilities         14,646            12,287
Shareholders' Equity           28,071            16,245

					    Year Ended
			 ----------------------------------------------
			    December 31,      January 2,      January 3,
(Dollars in Thousands)         2000             2000            1999
			    -----------       ----------      ----------
Net Sales                   $ 138,006         $  73,411       $  58,570
Gross Profit                   39,809            20,909          18,530
Net Income                     11,608             4,049             718



Other Information:
(Dollars in Thousands)
				2000            1999            1998
Commissions Income from
  one Joint Venture            $3,430             --              --

50% Loan Guarantee for
  one Joint Venture            $4,286          $4,636          $5,000

Loan to Durel Corporation      $6,500          $  500              --

The Company believes that the unconsolidated joint venture that has the 50% loan guarantee will be able to meet its obligations under the financing arrangement and accordingly no payments will be required and no losses will be incurred under this guarantee by the Company.

Terms for the loan to Durel Corporation: Borrowings must be made in increments of $250,000, may not exceed $8.0 million in the aggregate, will be at the prime rate of interest, and any amounts repaid by Durel may subsequently be re-borrowed during the term of the loan arrangement. The arrangement expires in September of 2001, unless extended at the sole discretion of the Company.

Sales made to unconsolidated joint ventures were immaterial in all years presented above.

NOTE E-PENSIONS AND OTHER POSTRETIREMENT BENEFIT PLANS
----------

PENSIONS:
----------
The Company has two qualified noncontributory defined benefit pension plans covering substantially all U.S. employees. The Company also has established a nonqualified unfunded noncontributory defined benefit pension plan to restore certain retirement benefits that might otherwise be lost due to limitations imposed by federal law on qualified pension plans. In addition, the Company sponsors three unfunded defined benefit health care and life insurance plans for retirees. The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans:

							       Other
			 Pension Benefits             Postretirement Benefits
(Dollars
 in Thousands)       2000     1999       1998        2000       1999      1998
		  -------- --------   --------    --------   --------   -------
Components of net periodic
 benefits cost:
   Service
    cost         $  1,641  $  1,853  $  1,569   $     228   $    218   $   304
   Interest
    cost            4,643     4,257     3,791         331        264       354
   Expected
    return
     on plan
      assets      (5,644)   (5,359)   (5,346)         --         --        --
   Amortizations
     and
      deferrals       485       524       417        (117)      (152)     (75)
   Amortization of
     transition
      asset          (352)     (335)     (335)         --         --        --
		---------  --------  --------    ---------   --------  -------
   Net periodic
     benefit
      costs      $    773  $    940  $     96    $     442   $    330  $   583
		 ========  ========  ========    =========   ========  =======
Change in plan assets:
   Fair value of
     plan assets
       January 1  $ 61,383  $ 58,211              $     --    $      --
   Actual return
    on plan
     assets          4,724     5,760                    --           --
   Employer
     contributions     356       268                   518          632
   Benefit
    payments       (3,160)   (2,856)                 (518)        (632)
		  --------  --------              --------    ---------
   Fair value of
     plan assets
       December
	31        $ 63,303  $ 61,383              $     --    $      --
		  ========  ========              ========    =========

Change in benefit obligation:
   Benefit obligation
     at
      January 1   $ 56,555  $ 63,548              $  3,395    $   5,288
   Service cost      1,641     1,853                   228          218
   Interest cost     4,643     4,257                   332          264
   Actuarial losses
     (gains)         5,271  (10,247)                   895      (1,743)
   Benefit
    payments       (3,160)   (2,856)                 (518)        (632)
   Plan
    amendments       1,917        --                    --           --
		  --------  --------              --------    ---------
   Benefit obligation
     at
      December 31 $ 66,867  $ 56,555              $  4,332    $   3,395
		  ========  ========              ========    =========

Reconciliation of funded status:
  Funded status   $ (3,564) $  4,828              $ (4,332)   $  (3,395)
  Unrecognized net
    gain/(loss)      1,304    (4,888)               (2,158)      (3,171)
  Unrecognized prior
    service cost     3,168     1,736                    --           --
  Unrecognized
    transition
     asset          (1,025)   (1,376)                   --           --
		  --------  --------              --------    ---------
  Prepaid/(accrued) benefit
    cost at
     December 31  $   (117) $    300              $ (6,490)   $  (6,566)
		  ========  ========              ========    =========
Amounts recognized in the Balance Sheet
 consist of:
  Prepaid benefit
    cost          $  3,638  $  4,223              $     --    $      --
  Accrued benefit
    liability      (9,538)   (4,157)               (6,490)      (6,566)
  Intangible
   asset             2,769        83                    --           --
  Deferred tax
   asset             1,145        --                    --           --
  Accumulated other
    comprehensive
      income         1,869       151                    --           --
		  --------  --------              --------    ---------
  Net amount recognized
    at
     December 31 $   (117) $    300              $ (6,490)   $  (6,566)
		 ========= ========              =========   =========


NOTE E-PENSIONS AND OTHER POSTRETIREMENT BENEFIT PLANS, CONTINUED
----------

In accordance with FASB Statement No. 87, the Company has recorded an additional minimum pension liability for underfunded plans of $5,783,000, representing the excess of unfunded accumulated benefit obligations over previously recorded pension liabilities. A corresponding amount is recognized as an intangible asset except to the extent that these additional liabilities exceed related unrecognized prior service cost and net transition obligation, in which case the increase in liabilities is charged directly to shareholders' equity, net of taxes.

Assumptions as
  of December 31:            2000     1999                2000     1999

    Discount rate            7.50%    8.00%               7.50%    8.00%
    Rate of compensation
      increase               4.00%    4.00%                 --       --

The expected long-term rates of investment return were assumed to be 9.00% for the pension plan covering unionized hourly employees and 9.50% for the other pension plan in each year presented.

The Company has two pension plans with accumulated benefit obligations in excess of plan assets in 2000 and one plan with accumulated benefit obligations in excess of plan assets in 1999. Amounts applicable are:

					 2000        1999
				    ---------   ---------
    Projected benefit obligation    $  15,649   $   1,284
    Accumulated benefit obligation     15,427       1,018
    Fair value of plan assets          12,667          --

OTHER POSTRETIREMENT BENEFITS:
----------
The assumed health care cost trend rate of increase is 4.5% for 1999-2001 and it is expected to continue at 4.5% after 2001. The health care cost trend rate assumption has the following effect on the amounts reported: increasing the assumed health care cost trend rates by one percentage point for each future year would increase the accumulated postretirement benefit obligation as of the beginning of 2001 by $317,000 and the aggregate of service cost and interest cost components of net periodic postretirement benefit cost for fiscal 2000 by $55,000; decreasing the assumed rates by one percentage point would decrease the accumulated postretirement benefit obligation at the beginning of 2001 by $286,000 and the aggregate of service cost and interest cost components of net periodic postretirement benefit cost for fiscal 2000 by $48,000.

NOTE F-EMPLOYEE SAVINGS AND INVESTMENT PLAN
----------

The Company sponsors the Rogers Employee Savings and Investment Plan (RESIP) for domestic employees. The plan allows such employees to contribute up to 18% of their compensation through payroll deductions. Currently up to 5% of an eligible employee's annual pre-tax contribution is matched at a rate of 50% by the Company. In 2000 and 1999, 100% of the Company's matching contribution was invested in Company stock. RESIP related expense amounted to $859,000 in 2000, $723,000 in 1999, and $697,000 in 1998, including
Company matching contributions of $813,000, $703,000, and $686,000, respectively.

NOTE G-DEBT
----------

LONG-TERM DEBT:
----------
In December 2000 the Company cancelled its $20.0 million unsecured multi-currency revolving credit agreement with one domestic bank and replaced it with an unsecured multi-currency revolving credit agreement with two domestic banks. Under the new arrangement, the Company can borrow up to $75 million, or the equivalent in certain other foreign currencies. Amounts borrowed under this agreement are to be paid in full by December 8, 2005.
The rate of interest charged on outstanding loans can, at the Company's option and subject to certain restrictions, be based on the prime rate or at rates from 50 to 112.5 basis points over a Eurocurrency loan rate. The spreads over the Eurocurrency rate are based on the Company's leverage ratio. Under the arrangement, the ongoing commitment fee varies from 30.0 to 37.5 basis points of the maximum amount that can be borrowed, net of any outstanding borrowings and the maximum amount that beneficiaries may draw under outstanding letters of credit. The borrowing at December 31, 2000 was denominated in Belgian francs and the interest rate on the loan was 5.47%. The carrying value of this debt approximates fair value as of December 31, 2000. The loan agreement contains restrictive covenants primarily related to total indebtedness, interest expense, capital expenditures and net worth. The Company is in compliance with these covenants.

The Company has designated 390.2 million Belgian francs ($9.1 million) as a hedge of its net investment in a foreign subsidiary in Belgium. Realized and unrealized gains and losses from these hedges are not included in the Income Statement, but are shown in the cumulative translation adjustment account included in other comprehensive income. During the year ended December 31, 2000, the Company recorded $.6 million of net gains in the cumulative translation adjustment related to the hedge.

MATURITIES:
----------
The required long-term debt principal repayment due on December 8, 2005 is $9,116,000.

INTEREST PAID:
----------
Interest paid during the years 2000, 1999, and 1998, was $1,132,000, $1,523,000, and $1,362,000, respectively.

RESTRICTION ON PAYMENT OF DIVIDENDS:
----------
Pursuant to the aforementioned loan agreement, the Company cannot make a cash dividend payment if a default or event of default has occurred and is continuing or shall result from the cash dividend payment.


NOTE H-INCOME TAXES
----------

Consolidated income before income taxes consists of:



(Dollars in Thousands)             2000         1999         1998
			      -----------------------------------
Domestic                      $  30,263    $  21,523    $  14,756
Foreign                           7,371        4,354        4,370
			      -----------------------------------
			      $  37,634    $  25,877    $  19,126
			      ===================================



The income tax expense (benefit) in the consolidated statements of income consists of:


(Dollars in Thousands)        Current        Deferred         Total
			    ---------------------------------------
2000:
  Federal                   $   5,050       $   2,507     $   7,557
  International                 2,665             299         2,964
  State                          (100)            493           393
			    ---------------------------------------
			    $   7,615       $   3,299     $  10,914
			    =======================================
1999:
  Federal                   $   6,365       $  (1,074)    $   5,291
  International                 1,338             408         1,746
  State                           120              89           209
			    ---------------------------------------
			    $   7,823       $    (577)    $   7,246
			    =======================================
1998:
  Federal                   $   2,276       $   1,322     $   3,598
  International                 1,066             687         1,753
  State                             4              --             4
			    ---------------------------------------
			    $   3,346       $   2,009     $   5,355
			    =======================================

NOTE H-INCOME TAXES, CONTINUED
----------

Deferred tax assets and liabilities as of December 31, 2000 and January 2, 2000, respectively, are comprised of the following:


(Dollars in Thousands)                  December 31,    January 2,
					    2000           2000
					-----------     ----------
Deferred tax assets:
  Accruals not currently deductible
    for tax purposes:
     Accrued employee benefits
       and compensation                 $   3,610        $   2,110
     Accrued post-retirement
       benefits                             1,964            2,228
     Other accrued liabilities
       and reserves                         2,553            2,015
     Investments in joint
       ventures, net                           --            1,563
     Other                                    528              262
					---------        ---------
Total deferred tax assets                   8,655            8,178
Less deferred tax asset
  valuation allowance                         759            1,053
					---------        ---------
Net deferred tax assets                     7,896            7,125
					---------        ---------
Deferred tax liabilities:
    Depreciation and
      amortization                         11,287            8,759
    Investments in joint
      ventures, net                           235               --
					---------        ---------
Total deferred tax liabilities             11,522            8,759
					---------        ---------
Net deferred tax asset (liability)      $  (3,626)       $  (1,634)
					=========        =========

Deferred taxes are classified on the consolidated balance sheet at December 31, 2000 and January 2, 2000 as a net short-term deferred tax asset of $5,000 and $4,728, respectively, and a net long-term deferred tax liability of $8,626 and $6,362, respectively.

Income tax expense differs from the amount computed by applying the United States federal statutory income tax rate to income before income tax expense. The reasons for this difference are as follows:

(Dollars in Thousands)                        2000        1999        1998
					    --------------------------------
Tax expense at statutory rate            $  13,172    $  9,056     $ 6,694
Net U.S. tax (foreign tax credit)
  on foreign earnings                         (799)      1,552        (326)
General business credits                      (537)       (446)       (400)
Nontaxable foreign sales company income       (861)       (424)       (421)
State income taxes, net of federal benefit     256         136           3
Valuation Allowance                           (294)     (2,274)         --
Other                                          (23)       (354)       (195)
					    ------------------------------
Income tax expense                       $  10,914    $  7,246     $ 5,355
					    =================================

NOTE H-INCOME TAXES, CONTINUED
----------

The deferred tax asset valuation allowance decreased by $294,000 and $2,274,000 during 2000 and 1999, respectively. The decreases resulted primarily from the Company's utilization of foreign tax credits on undistributed profits from its Japanese joint venture. The deferred tax asset valuation allowance remained unchanged during 1998.

Undistributed foreign earnings, on which United States income tax had not been provided, before available tax credits and deductions, amounted to $15,429,000 at December 31, 2000, $10,956,000 at January 2, 2000, and
$8,601,000 at January 3, 1999.

Income taxes paid were $3,598,000, $4,795,000, and $4,442,000, in 2000,
1999, and 1998, respectively.


NOTE I-SHAREHOLDERS' EQUITY AND STOCK OPTIONS
----------

Components of Other Comprehensive Income (Loss) consist of the following:

(Dollars in Thousands)                2000        1999        1998
				   -------------------------------
Foreign currency translation
  adjustments                      $  (923)    $  (683)     $  112
Change in unrealized gains
  (losses) on marketable
    securities                          --           2           3
Change in minimum pension
  liability, net of $1,053
    in taxes in 2000                (1,718)       (229)         78

				   -------------------------------
    Other comprehensive
      income (loss)                $(2,641)    $  (910)     $  193
				   ===============================

Accumulated balances related to each component of Other Comprehensive
  Income (Loss) are as follows:

(Dollars in Thousands)            December 31, 2000   January 2, 2000
				  -----------------------------------
Foreign currency translation
  adjustments                            $     (334)        $     589
Minimum pension liability,
  net of $1,145 in taxes in 2000             (1,869)             (151)
				  -----------------------------------
Accumulated balance                      $   (2,203)        $     438
				  ===================================

Under various plans the Company may grant stock options to officers and other key employees at exercise prices that range as low as 50% of the fair market value of the Company's stock as of the date of grant. To date virtually all such options have been granted at an exercise price equal to the fair market value of the Company's stock as of the date of grant. In general, regular employee options become exercisable over a four-year period from the grant date and expire ten years after the date of the grant. Stock option grants are also made to non-employee directors, generally on a semi-annual basis. For such stock options, the exercise price is equal to the fair market value of the Company's stock and they are immediately exercisable and expire ten years after the date of grant. Stock grants in lieu of cash compensation are also made to non-employee directors.

Shares of capital stock reserved for possible future issuance are as follows:

				       December 31,    January 2,
					  2000            2000
				       -----------     -----------
Shareholder Rights Plan                19,949,400      20,038,692
Stock options                           4,141,519       4,668,444
Rogers Employee Savings
  and Investment Plan                     169,044         169,044
Long-Term Enhancement Plan                119,625         129,902
Stock to be issued in lieu of
  deferred compensation                    33,642          23,750
				       -----------     -----------
	     Total                     24,413,230      25,029,832
				       ===========     ===========

NOTE I-SHAREHOLDERS' EQUITY AND STOCK OPTIONS, CONTINUED
----------


The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (FAS No. 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized in the financial statements for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 2000, 1999, and 1998 consistent with the provisions of FAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

(Dollars in Thousands,
 Except Per Share Amounts)                       2000      1999      1998
			      -------------------------------------------
Net income                    As Reported     $26,720   $18,631   $13,771
			      Pro Forma        24,234    17,207    12,440
			      -------------------------------------------
Basic earnings per share      As Reported     $  1.79   $  1.24   $   .91
			      Pro Forma          1.63      1.15       .82
			      -------------------------------------------
Diluted earnings per share    As Reported     $  1.69   $  1.19   $   .87
			      Pro Forma          1.62      1.11       .78
			      -------------------------------------------

The effects on pro forma net income and earnings per share of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net income for future years, due to such things as the vesting period of the stock options and the potential for issuance of additional stock options in future years.
An average vesting period of 36 months was used for the assumption regarding stock options issued in 2000, 1999, and 1998. Regular options granted to officers and other key employees usually become exercisable in one-third increments beginning on the second anniversary of the grant date. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

				 2000          1999          1998
			     ------------------------------------------
Risk-free interest rate          5.14%         6.42%         4.65%

Dividend yield                      0%            0%            0%

Volatility factor                33.2%         30.6%         30.6%

Weighted-average
  expected life                  6.1 years     5.8 years     5.5 years



A summary of the status of the Company's stock option program at year-end 2000, 1999 and 1998, and changes during the years ended on those dates is presented below:



NOTE I-SHAREHOLDERS' EQUITY AND STOCK OPTIONS, CONTINUED
----------

		--------------------------------------------------------------
			     2000               1999                  1998
		--------------------------------------------------------------
			   Weighted-           Weighted-             Weighted-
			   Average             Average               Average
			   Exercise            Exercise              Exercise
Stock Options     Shares     Price      Shares    Price       Shares    Price
		 -------------------------------------------------------------
Outstanding at
  beginning
   of year       2,518,850  $12.00     2,380,646  $10.91     2,260,366  $10.27

Granted            429,479   32.56       356,320   17.69       320,836   12.58

Exercised         (513,511)   6.94      (171,778)   6.03      (180,334)   5.40

Cancelled          (77,604)   5.12       (46,338)  19.77       (20,222)  15.16
		 -------------------------------------------------------------
Outstanding at
  end of year    2,357,214   17.12     2,518,850   12.00     2,380,646   10.91
		 =============================================================
Options
 exercisable at
  end of year    1,496,710             1,864,032             1,384,134
		 =============================================================
Weighted-average fair
  value of
   options granted
    during year     $13.97                 $7.31                $4.68
		 =============================================================


The following table summarizes information about stock options outstanding at December 31, 2000:


	       --------------------------------------------------------------
			 Options Outstanding             Options Exercisable
	       --------------------------------------------------------------
			     Weighted-
			     Average         Weighted-               Weighted-
Range of       Number        Remaining       Average   Number        Average
 Exercise      Outstanding   Contractual     Exercise  Exercisable   Exercise
  Prices       at 12/31/00   Life in Years   Price     at 12/31/00   Price
	       ---------------------------------------------------------------

$3 to $11           406,330         2.9         $ 6.75      406,330    $ 6.75

$12 to $28        1,588,405         7.0         $15.74      958,708    $15.26

$29 to $43          362,479         9.7         $34.77      104,672    $35.73
		--------------------------------------------------------------
$3 to $43         2,357,214         6.7         $17.12    1,496,710    $14.38
		==============================================================


NOTE J-COMMITMENTS AND CONTINGENCIES
----------

LEASES:
----------
The Company's principal noncancellable operating lease obligations are for building space and vehicles. The leases generally provide that the Company pay maintenance costs. The lease periods range from one to five years and include purchase or renewal provisions at the Company's option. The Company also has leases that are cancellable with minimal notice. Lease expense was $1,084,000 in 2000, $1,076,000 in 1999, and $975,000 in 1998.

Future minimum lease payments under noncancellable operating leases at December 31, 2000, aggregate $3,618,000. Of this amount, annual minimum payments are $866,000, $695,000, $630,000, $427,000, and $365,000 for years
2001 through 2005, respectively.

CONTINGENCIES:
----------
The Company is subject to federal, state, and local laws and regulations concerning the environment and is currently engaged in proceedings involving a number of sites under these laws, as a participant in a group of potentially responsible parties (PRPs). The Company is currently involved as a PRP in two cases involving waste disposal sites, both of which are Superfund sites. These proceedings are at a preliminary stage and it is impossible to estimate the cost of remediation, the timing and extent of remedial action which may be required by governmental authorities, and the amount of liability, if any, of the Company alone or in relation to that of any other PRPs. The Company also has been seeking to identify insurance coverage with respect to these matters. Where it has been possible to make a reasonable estimate of the Company's liability, a provision has been established. Insurance proceeds have only been taken into account when they have been confirmed by or received from the insurance company. Actual costs to be incurred in future periods may vary from these estimates. Based on facts presently known to it, the Company does not believe that the outcome of these proceedings will have a material adverse effect on its financial position.

In addition to the above proceedings, the Company has been actively working with the Connecticut Department of Environmental Protection (CT DEP) related to certain polychlorinated biphenyl (PCB) contamination in the soil beneath a section of cement flooring at its Woodstock, Connecticut facility. The Company completed clean-up efforts in 2000 and will be continually monitoring the site for the next three years. On the basis of estimates prepared by environmental engineers and consultants, the Company recorded a provision of $1,600,000 prior to 1998 and based on updated estimates provided an additional $600,000 in 1998 and $400,000 in 1999 for costs related to this matter. Prior to 1998, $700,000 was charged against this provision. In 1998, 1999, and 2000, expenses of $200,000, $400,000, and $900,000 were charged, respectively, against the provision. The remaining amount in the reserve is primarily for testing, monitoring, sampling and any minor residual treatment activity. Management believes, based on facts currently available, that the balance of this provision is adequate to complete the project.

In this same matter the United States Environmental Protection Agency (EPA) has alleged that the Company improperly disposed of PCBs. An administrative law judge found the Company liable for this alleged disposal and assessed a penalty of approximately $300,000. The Company reflected this fine in expense in 1998 but disputes the EPA allegations and appealed the administrative law judge's findings and penalty assessment. The original findings were upheld internally by the EPA's Environmental Appeals Board, and the Company has now placed that decision on appeal with the District of Columbia Federal Court of Appeals.

In addition to the environmental issues, the nature and scope of the Company's business bring it in regular contact with the general public and a variety of businesses and government agencies. Such activities inherently subject the Company to the possibility of litigation that is defended and handled in the ordinary course of business. The Company has established accruals for matters for which management considers a loss to be probable and reasonably estimable. It is the opinion of management that facts known at the present time do not indicate that such litigation, after taking into account insurance coverage and the aforementioned accruals, will have a material adverse effect on the financial position of the Company.


NOTE K-BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION
----------

The Company adopted Statement of Financial Accounting Standards (FAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information" in 1998 which changed the way the Company reported information about its operating segments. Certain reclassifications were made in 2000 to reflect the way that the business segments are viewed by top management and the Board of Directors. The prior year information presented has been restated to reflect these reclassifications.

The Company's nine business units and four joint ventures have separate management teams and infrastructures that in most cases offer different products and services. The business units and joint ventures have been aggregated into three reportable segments: High Performance Foams, Printed Circuit Materials, and Polymer Materials and Components.

High Performance Foams: This segment consists of two business units and 50% of one joint venture. The products produced by these operations consist primarily of high-performance urethane and silicone foams that are designed to perform to predetermined specifications where combinations of properties are needed to satisfy rigorous mechanical and environmental requirements. These materials are sold worldwide and for the most part are sold to fabricators and original equipment manufacturers.

Printed Circuit Materials: There are three business units and two joint ventures in this segment. Laminate materials used in electronics equipment for transmitting, receiving, and controlling electrical signals are the products produced by these operations. These products tend to be proprietary materials which provide highly specialized electrical and mechanical properties to meet the demands imposed by increasing speed, complexity, and power in analog, digital, and microwave equipment. These materials are fabricated, coated and/or customized as necessary to meet customer demands and are sold worldwide.

Polymer Materials and Components: This segment is comprised of four business units, one joint venture and 50% of another joint venture. The products produced by these operations consist primarily of molded elastomer components, reinforced plastics, power distribution components and nonwoven materials. These products have been engineered to provide special performance characteristics to suit a wide range of markets and applications. These products are sold worldwide to a varied customer base.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income of the respective business units.

The principal manufacturing operations of the Company are located in the United States and Europe. The Company markets its products throughout the United States and sells in foreign markets directly, through distributors and agents, and through its 50% owned joint venture in Japan. In 2000, approximately 54% of total sales were to the electronics industry. Approximately 27% of the Company's sales of products manufactured by U.S. divisions were made to customers located in foreign countries.
This includes sales to Europe of 12%, sales to Asia of 12%, and sales to Canada of 1%.

At December 31, 2000, the electronics industry accounted for approximately 67% of the total accounts receivable due from customers. Accounts receivable due from customers located within the United States accounted for 74% of the total accounts receivable owed to the Company at the end of 2000. The
Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses relating to customers have been minimal and have been within management's expectations.

Inter-segment and inter-area sales, which are generally priced with reference to costs or prevailing market prices, are not material in relation to consolidated net sales and have been eliminated from the sales data reported in the following tables.

NOTE K-BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION, CONTINUED
----------

BUSINESS SEGMENT INFORMATION
(Dollars in
 Thousands)              High          Printed          Polymer
		      Performance      Circuit        Materials &
			 Foams        Materials *      Components     Total
		      --------------------------------------------------------
2000:
  Net sales           $  58,877       $ 100,701       $  88,637      $ 248,215
  Operating income       11,191          12,189           6,103         29,483
  Total assets           44,172          91,255          86,087        221,514
  Capital expenditures    1,185          12,818           8,741         22,744
  Depreciation            2,106           5,306           4,244         11,656
  Joint Venture Equity
    Income                  994              --           4,951          5,945
		      ========================================================

1999:
  Net sales           $  51,364       $ 105,897       $  90,578      $ 247,839
  Operating income        7,758           7,468           9,123         24,349
  Total assets           44,418          73,979          65,009        183,406
  Capital expenditures    1,508           5,459           6,654         13,621
  Depreciation            1,869           4,136           3,745          9,750
  Joint Venture Equity
    Income                  342              --           1,555          1,897
		      ========================================================

1998:
  Net sales           $  46,074       $  98,171       $  72,329      $ 216,574
  Operating income        5,451           6,222           7,967         19,640
  Total assets           41,383          80,335          54,456        176,174
  Capital expenditures    6,498          16,574           5,893         28,965
  Depreciation            1,632           3,033           3,321          7,986
  Joint Venture Equity
    Income                  213              --             201            414
		      ========================================================

* Beginning in January 2000, sales of a specialty flexible circuit board laminate sold to Hutchinson Technology, Inc.(HTI) are reported in the Polyimide Laminate Systems joint venture. Sales of $30.7 million in 1999 and $28.2 million in 1998 were included in net sales in the Printed Circuit Materials business segment.

Information relating to the Company's operations by geographic area are as follows:

						Europe
				United        (primarily
 (Dollars in Thousands)         States         Belgium)                Total
			      ----------------------------------------------
2000:
   Net sales                  $ 197,954       $  50,261            $ 248,215
   Long-lived assets             91,333          19,347              110,680
			      ==============================================
1999:
   Net sales                  $ 202,505       $  45,334            $ 247,839
   Long-lived assets             83,258          18,084              101,342
			      ==============================================
1998:
	Net sales             $ 173,694       $  42,880            $ 216,574
	Long-lived assets        78,032          18,905               96,937
			      ==============================================

Net sales are attributed to the business unit making the sale. Long-lived assets are attributed to the location of the asset.

The net assets of wholly-owned foreign subsidiaries were $19,698,000 at December 31, 2000, and $16,916,000 at January 2, 2000. Net income of these foreign subsidiaries was $4,399,000 in 2000, $2,600,000 in 1999, and
$2,631,000 in 1998, including net currency transaction gains (losses) of $61,000 in 2000, $(51,000) in 1999, and $62,000 in 1998.


NOTE L - SUBSEQUENT EVENTS

On February 7, 2001, the Company entered into a definitive agreement to purchase the Advanced Dielectric Division (ADD) of Tonoga, Inc. (commonly known as Taconic), which operates facilities in Petersburgh, New York and Mullingar, Ireland. The transaction is subject to regulatory and government review and is expected to be made final during the second quarter of 2001. ADD is a worldwide leader in the manufacture of polytetrafluoroethylene-based laminates used in the wireless communications and high-speed digital markets. The purchase price of approximately $70 million will be paid for partially in Rogers stock and partially with cash from the recently negotiated credit facility. The acquisition will be accounted for as a purchase; accordingly, the purchase price will be allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of acquisition.

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS
----------

Board of Directors and Shareholders
Rogers Corporation

----------

We have audited the accompanying consolidated balance sheets of Rogers Corporation and subsidiaries as of December 31, 2000 and January 2, 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rogers Corporation and subsidiaries at December 31, 2000 and January 2, 2000, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


							     ERNST & YOUNG LLP

Providence, Rhode Island
February 1, 2001, except as to Note L, as to which the date is February 7, 2001



QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
----------
(Dollars in Thousands, Except Per Share Amounts)


						       Basic        Diluted
		     Net    Manufacturing    Net     Net Income   Net Income
       Quarter      Sales      Profit       Income   Per Share*   Per Share*
----------------------------------------------------------------------------
2000   Fourth     $ 60,952    $ 20,591    $  7,434     $   .49      $   .47
       Third        62,357      20,695       6,936         .46          .44
       Second       61,266      20,072       6,442         .43          .41
       First        63,640      21,147       5,908         .40          .37
----------------------------------------------------------------------------
1999   Fourth     $ 59,058    $ 18,751    $  4,985     $   .34      $   .32
       Third        61,076      18,365       4,608         .30          .29
       Second       62,801      16,425       4,341         .29          .28
       First        64,904      18,334       4,697         .31          .30
-----------------------------------------------------------------------------


*Restated for the two-for-one stock split in 2000.


CAPITAL STOCK MARKET PRICES*
----------

The Company's capital stock is traded on the New York Stock Exchange. The following table sets forth the composite high and low closing prices during each quarter of the last two years on a per share basis.


			 2000                           1999
---------------------------------------------------------------------
Quarter            High        Low                High        Low
---------------------------------------------------------------------
Fourth           $ 45-1/4    $ 29-1/16          $ 20-7/16   $ 18-1/16
Third              38-15/16    31-3/8             19-13/16    14-3/4
Second             39-1/2      29-27/32           16-3/4      12-7/16
First              35-1/4      18-1/32            16          11-3/4
---------------------------------------------------------------------

*Restated for the two-for-one stock split in 2000.